Exhibit 99.1

News Release	Corporate Communications 262 N. University Ave. Farmington, UT 84025	Phone: 801-447-3000

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

 Vista Outdoor Announces Strategic Business Transformation Plan

Vista Outdoor Reports FY18 Fourth Quarter and Full-Year Operating Results

Vista Outdoor Lowers Debt Year Over Year by $206 million, or 18 percent, through Strong Free Cash Flow Generation

Vista Outdoor Establishes FY19 Financial Guidance

Farmington, Utah, May 1, 2018 — Vista Outdoor Inc. (NYSE: VSTO) today announced its strategic business transformation plan, designed to allow the company to focus resources on pursuing growth in its core product categories. The plan is a result of a comprehensive strategic review, which began in November 2017.

"Our review identified product categories that are core to the company’s long-term business strategy," said Vista Outdoor Chief Executive Officer Chris Metz. "We believe future investment should focus on categories where Vista Outdoor can achieve sustainable growth, maximize operational efficiencies, deliver leadership economics, and drive shareholder value."

In conducting the strategic review, Vista Outdoor management defined several criteria to evaluate whether individual product categories are part of the company’s core. Vista Outdoor evaluated brands within its current portfolio based on their ability to do the following:

•	Serve the company’s target consumer – the outdoor enthusiast

•	Create cross-selling and other similar synergy opportunities

•	Achieve market leading positions and leadership economics

•	Demonstrate omni-channel distribution capabilities

As a result of this evaluation, and with support from its board of directors, Vista Outdoor will focus on achieving growth through its market-leading brands in ammunition, hunting and shooting accessories, hydration bottles and packs, and outdoor cooking products.

"Vista Outdoor is excited about the potential of each of our core businesses, particularly ammunition, which is our largest core business." said Metz. "An increased focus on our heritage ammunition business will manifest itself in more innovative and breakthrough new products introduced over the next few years. We also anticipate that by prioritizing this business, we will be able to invest more capital to further enhance and expand our global leadership position."

The company plans to explore strategic options for assets that fall outside of these product categories, including its remaining Sports Protection brands (e.g. Bell, Giro, and Blackburn), Jimmy Styks paddle boards, and Savage and Stevens firearms. Vista Outdoor expects that the execution of this process will significantly reduce the company’s leverage, improve financial flexibility and the efficiency of its capital structure, and provide additional resources to reinvest in core product categories, both organically and through acquisition.

"This transformation plan is a significant first step toward creating a portfolio of brands that is laser-focused on our target consumer and leverages the strengths of our combined platform," said Metz. "This renewed focus will allow us to invest in these categories and their natural adjacencies. Coupled with our previously announced sales and marketing reorganization to drive a founder’s mentality back into our brands, this strategic orientation will also allow us to accelerate our efforts to expand e-commerce capabilities and increase our emphasis on market-leading product innovation. The end result will be a Vista Outdoor that lives up to the potential envisioned three years ago when the company was formed. We intend to begin the portfolio reshaping immediately, and anticipate executing any strategic alternatives by the end of Fiscal Year 2020."

Vista Outdoor also reported operating results for the fourth quarter and full Fiscal Year 2018 (FY18), both of which ended on March 31, 2018.

"We completed a strong fourth quarter," said Metz. "For the second consecutive quarter, the company delivered sales and free cash flow above, and EPS within, our Fiscal Year 2018 guidance range. For the year, we generated in excess of $200 million of free cash flow, allowing us to pay down $206 million of debt. Importantly, we are beginning to see evidence that the market for our shooting sports and related outdoor products is leveling out, and we anticipate a return to growth in the second half of our Fiscal Year 2019."

Fiscal Year 2018
For the fourth quarter ended March 31, 2018:

•
Sales were $571 million, down 1 percent from the prior-year quarter. The decline was caused by lower prices across all ammunition categories due to market conditions in the Shooting Sports segment, and lower sales in hydration, optics, and water sports in the Outdoor Products segment. These declines were partially offset by increased firearms sales due to a product refresh in Shooting Sports and improved sales in outdoor cooking and Sports Protection product categories.

•
Gross profit was $109 million, down 24 percent from the prior-year quarter. Adjusted gross profit was $112 million, down 22 percent. The decrease was primarily caused by unfavorable pricing in all ammunition categories, increased promotional activity, and rebates within the Shooting Sports segment. These decreases were partially offset by favorable volume, product mix and cost savings within Outdoor Products.

•
Operating expenses were $125 million, compared to $130 million in the prior-year quarter. Adjusted operating expenses were $123 million, compared to $129 million in the prior-year quarter. The decrease in operating expenses was driven by lower expenses for customer collections compared to the prior period and cost savings initiatives, partially offset by increased incentive accruals.

•
Interest expense was $12 million for the quarter, compared to $11 million in the prior-year quarter. The increase was caused by a higher average borrowing rate, partially offset by a lower debt balance.

•
Tax rate was 42 percent, compared to 71 percent in the prior-year quarter. The adjusted tax rate was 46 percent, compared to 56 percent in the prior-year quarter, primarily caused by lower operating earnings in the current period.

•	Fully diluted earnings per share (EPS) was $(0.28), compared to $0.02 in the prior-year quarter. Adjusted EPS was $(0.22), compared to $0.03 in the prior-year quarter.

For the fiscal year ended March 31, 2018:

•
Sales were $2.3 billion, down 9 percent from the prior year. The decline was caused by lower volume in Shooting Sports across all ammunition categories, lower pricing across the portfolio, and lower firearms sales as a result of decreased demand impacting the shooting sports industry. Additionally, Outdoor Products declines were caused by market conditions affecting shooting-related categories, including hunting and shooting accessories, optics, and tactical products. In Outdoor Products, hydration and water sports were impacted by loss of retail space and lower demand. The declines in both Shooting Sports and Outdoor Products were partially offset by $33 million in sales related to the Camp Chef acquisition for periods in which they were not part of Vista Outdoor. Organic sales were down 11 percent compared to the prior year.

•
Gross profit was $521 million, down 22 percent from the prior year. The decline was caused by lower sales volumes, lower pricing, increased promotional activity and unfavorable product mix in Shooting Sports. Outdoor Products declines were caused by lower sales, partially offset by $10 million in gross profit related to the Camp Chef acquisition. Organic gross profit was down 24 percent, compared to the prior year.

•
Operating expenses were $606 million, compared to $876 million in the prior year. Adjusted operating expenses were $444 million, compared to $455 million in the prior year. The decline in operating expenses was driven by cost savings initiatives and lower expenses for customer collections, partially offset by increased incentive accruals.

•
Interest expense was $49 million, compared to $44 million in the prior year. The increase was caused by a higher average borrowing rate, partially offset by a lower average debt balance and the lack of a prior-year write-off of debt issuance costs.

•
Tax rate was 55 percent, compared to (9) percent in the prior year. The adjusted tax rate was 8 percent, compared to 35 percent in the prior year; the decrease was driven by a one-time tax benefit related to a prior acquisition, and by the lower operating earnings in the current year.

•	Fully diluted EPS was $(1.05), compared to $(4.66) in the prior year. Adjusted EPS was $0.50 compared to $1.90 in the prior year.

•
Cash flow provided by operating activities was $252 million, compared to $158 million in the prior year. Free cash flow generation was $206 million, compared to $41 million in the prior-year period. The year-over-year improvement was primarily driven by inventory reduction initiatives, timing of tax payments and lower capital expenditures.

The company will provide additional information in its Form 10-K, which will be filed this month. Please see the tables in the press release for a reconciliation of non-GAAP adjusted gross profit, operating profit, tax rate, fully diluted earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2019
"Fiscal Year 2019 will be an inflection point for our business, and our financial guidance reflects this reality," said Metz. "Increased commodity costs and lower volume will pressure both segments in the first half, and higher interest expense and unfavorable tax rate will pressure earnings for the full year. In response to these challenges, the company has taken several cost reduction actions and initiated targeted price increases, and we anticipate further actions if commodity pressures do not abate. As we move through the year, we anticipate sequential, quarter-over-quarter improvements in our gross profit percentages as a result of our actions. Our strategic transformation into a consumer-focused, less complex, and more agile business will position us to unlock the true value of Vista Outdoor and its market-leading brands."

Vista Outdoor FY19 financial guidance:

•	Sales in a range of $2.205 billion to $2.265 billion

•	Interest expense of approximately $55 million

•	Tax rate reported and adjusted of approximately 30 percent

•	Earnings per share in a range of $0.10 to $0.30

•	Capital expenditures of approximately $60 million

•	Free cash flow in a range of $55 million to $85 million

The company also expects FY19 EBITDA margins of approximately 7 percent. The guidance above does not include the impact of any future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information
Vista Outdoor will hold an investor conference call to discuss its strategic business transformation plan, FY18 financial results and FY19 guidance on May 1, 2018, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 8615122.

Reconciliation of Non-GAAP Financial Measures
 The adjusted gross profit, adjusted operating expenses, adjusted operating profit (adjusted EBIT), adjusted tax rate, adjusted net income, and adjusted earnings per share (adjusted EPS) presented below are non-GAAP financial measures. Vista Outdoor defines these measures as gross profit, operating expenses, operating profit (EBIT), tax rate, net income, and EPS excluding, where applicable, the impact of costs incurred for contingent consideration, transaction costs, CEO/CFO transition costs, pension curtailment, goodwill and intangible asset impairment, transition costs, tax reform, reorganization, the impact of a gain recorded on an acquisition claim settlement, and acquisition inventory step-up. Vista Outdoor management is presenting these measures so a reader may compare gross profit, EBIT, tax rate, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Total Vista Outdoor for the Quarter Ended
March 31, 2018	Gross Profit	Operating Expenses	Operating Profit	Taxes	Tax Rate	Net Income	EPS
As reported	$109,322	$125,068	$(15,746)	$(11,582)	42.1%	$(15,922)	$(0.28)
Contingent consideration	—	2,989	(2,989)	285		(3,274)	(0.06)
Transaction costs	—	(895)	895	303		592	0.01
CEO/CFO transition costs	—	(291)	291	86		205	—
Tax reform	—	—	—	(1,713)		1,713	0.03
Reorganization	2,901	(3,660)	6,561	2,218		4,343	0.08
As adjusted	$112,223	$123,211	$(10,988)	$(10,403)	45.7%	$(12,343)	$(0.22)

March 31, 2017	Gross Profit	Operating Expenses	Operating Profit	Taxes	Tax Rate	Net Income	EPS
As reported	$143,794	$129,827	$13,967	$2,097	71.0%	$857	$0.02
Transaction and transition costs	—	(490)	490	136		354	—
Contingent consideration	—	(382)	382	(87)		469	0.01
As adjusted	$143,794	$128,955	$14,839	$2,146	56.1%	$1,680	$0.03

Total Vista Outdoor for the Year Ended
March 31, 2018	Gross Profit	Operating Expenses	Operating Profit	Taxes	Tax Rate	Net Income	EPS
As reported	$520,962	$605,537	$(84,575)	$(73,557)	55.0%	$(60,232)	$(1.05)
Contingent consideration	—	1,515	(1,515)	1,197		(2,712)	(0.05)
Transaction costs	—	(1,893)	1,893	654		1,239	0.02
Pension curtailment	—	5,782	(5,782)	(2,154)		(3,628)	(0.06)
CEO/CFO transition costs	—	(9,747)	9,747	3,234		6,513	0.11
Impairment	—	(152,320)	152,320	23,392		128,928	2.25
Tax reform	—	—	—	47,087		(47,087)	(0.82)
Reorganization	2,901	(5,310)	8,211	2,775		5,436	0.09
As adjusted	$523,863	$443,564	$80,299	$2,628	8.5%	$28,457	$0.50

March 31, 2017	Gross Profit	Operating Expenses	Operating Profit	Taxes	Tax Rate	Net Income	EPS
As reported	$669,186	$876,210	$(207,024)	$23,760	(9.5)%	$(274,454)	$(4.66)
Goodwill and intangibles impairment	—	(449,199)	449,199	35,670		413,529	7.02
Acquisition claim settlement gain, net	—	30,027	(30,027)	143		(30,170)	(0.51)
Contingent consideration	—	2,171	(2,171)	(1,045)		(1,126)	(0.02)
Transaction and transition costs	—	(4,575)	4,575	1,035		3,540	0.06
Inventory step-up	817	—	817	310		507	0.01
As adjusted	$670,003	$454,634	$215,369	$59,873	34.9%	$111,826	$1.90

*NOTE: Adjustments to "as reported" results are items that are excluded from reported GAAP results to arrive at the "as adjusted" results for the quarters and years ended March 31, 2018 and 2017.

Fiscal Year 2018 Adjustments
During the quarter and year ended March 31, 2018, Vista Outdoor recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which is paid over the three years following the acquisition, subject to continued Camp Chef leadership employment and the achievement of certain incremental growth milestones. Also, for the quarter and year ended March 31, 2018, as a result of not attaining the level of growth required to achieve the milestone earn-out for the Bell Powersports product line, the company revalued the contingent consideration based on expected incremental profitability growth milestones and reduced the liability by approximately $3.8 million. The tax effects of the contingent consideration adjustments related to Camp Chef were calculated based on a blended statutory rate of approximately 34 to 37 percent. The contingent consideration adjustment related to the Bell Powersports product line is not taxable. Given these contingent consideration amounts relate to the purchase prices of companies and are not normal ongoing compensation of the employees, Vista Outdoor believes these costs are not indicative of operations.

During the quarter and year ended March 31, 2018, Vista Outdoor incurred transaction costs associated with possible transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one acquisition to another, the company feels these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 34 to 37 percent.

During the year ended March 31, 2018, Vista Outdoor announced changes to its qualified and non-qualified defined benefit pension plans that resulted in a one-time pension curtailment gain of approximately $6 million. The curtailment was effective July 31, 2017, with employees receiving a pro-rated pay credit for 2017, and no future pay credits beginning in 2018. Given the nature of this item, Vista Outdoor believes the gain is not indicative of the ongoing operations of the company. The tax effect of the pension curtailment was calculated based on a blended statutory rate of approximately 37 percent.

During the year ended March 31, 2018, the company completed its search for a permanent CEO and announced the departure of the CFO. During the quarter ended March 31, 2018, Vista Outdoor incurred costs related to severance and executive search fees related to the CFO transition. The company believes the costs related to these transitions are not indicative of the ongoing operations of the company. The tax effect of the costs was calculated based on a blended statutory rate of approximately of 34 to 37 percent, partially offset by a tax deduction shortfall.

During the year ended March 31, 2018, Vista Outdoor recognized a $152 million total impairment of goodwill and identifiable intangible assets. The company previously anticipated a return to sales growth in Fiscal Year 2018 for the Hunting and Shooting Accessories and Sports Protection reporting units. However, during the quarter ended October 1, 2017, the company concluded that the return to growth for those reporting units would take longer than previously anticipated. As a result, management reduced the projected cash flows for these reporting units to reflect the lower expected sales volume and higher product discounting. This reduction in internal projections for these reporting units triggered an analysis of goodwill and tradename intangibles. Given the unusual and infrequent nature of this impairment, Vista Outdoor believes these costs are not indicative of operations of the company. The tax effect of the impairment charge reflects the fact that part of the goodwill impairment charge of $143 million was non-deductible for tax purposes, and the remaining goodwill and intangibles impairment charge was deductible at a rate of approximately 37 percent.

During the quarter and year ended March 31, 2018, Vista Outdoor recognized a tax benefit related to the revaluation of the balance sheet as a result of tax legislation, which has been enacted in the United States and France. Vista Outdoor believes the tax benefit related to the revaluation of the balance sheet is not indicative of the ongoing operations of the company.

During the quarter and year ended March 31, 2018, Vista Outdoor incurred costs related to reorganization. These costs relate primarily to consulting costs for the review of the company’s organizational structure and portfolio of brands, as well as severance costs associated with positions that have been eliminated. In addition, as part of the portfolio review, Vista Outdoor decided to exit a specific product line within the Outdoor Products segment and therefore has written off the related inventory. Given the infrequent and unique nature of the reorganization, the company believes these costs are not indicative of ongoing operations. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 37 percent.

Fiscal Year 2017 Adjustments
A challenging retail environment and other market pressures resulted in deeper discounting of Vista Outdoor’s accessories products during the second half of the year ended March 31, 2017. The deeper discounting caused a reduction in the projected cash flows of the Hunting and Shooting Accessories reporting unit. Given this drop in projected cash flows and a continued challenging retail environment, the company determined a triggering event had occurred requiring an evaluation of goodwill. Upon completion of the analysis, an impairment of goodwill and identifiable intangible assets was determined to be necessary. Given the non-cash and unusual and infrequent nature of this intangible asset impairment, Vista Outdoor does not believe these costs are indicative of operations of the company. The tax effect of the goodwill and intangible impairment charge was determined based on the fact that the goodwill impairment charge of $354 million is non-deductible for tax purposes, and the remaining intangible asset impairment of $95 million was deductible at a rate of approximately 38 percent.

During the year ended March 31, 2017, the company finalized a settlement of claims that it brought against the previous owner of Bushnell Holdings, and third-party insurance providers relating to certain disputes arising under the purchase agreement with respect to the acquisition. The significant majority of the transaction was not taxable for income tax purposes.

For the quarter and year ended March 31, 2017, as result of not achieving the first growth milestone and the likelihood of not meeting any future growth milestone for the Jimmy Styks acquisition, and changes in expectations for remaining periods for the earnout related to the Bell Powersports product line, the company revalued the contingent consideration based on expected incremental profitability growth milestones and reduced the liability. In addition, Vista Outdoor recorded a portion of the $10 million of compensation for the Camp Chef earn-out, which will be paid over the next three years, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company, is not normal compensation of the employees, and will not be a continuing cost, Vista Outdoor does not believe these costs are indicative of operations of the company. The tax effect of the transaction and transition costs was calculated based on a blended statutory rate of 38 percent.

For the year ended March 31, 2017, as a result of the acquisition of Action Sports, Vista Outdoor recorded a step-up in the inventory balances, which is the purchase accounting fair value adjustment. The inventory step-up was expensed to the income statement over the first inventory cycle. The tax effect of the inventory step-up was calculated based on a blended statutory rate of 38 percent.

During the quarter and year ended March 31, 2017, Vista Outdoor incurred transaction and transition costs associated with the completed acquisitions of Action Sports and Camp Chef, as well as other possible transactions, including advisory, legal and accounting service fees. Transition costs for the Action Sports business include one-time costs related to the integration of the business into the company, including vendor change fees, insurance-related expenses, and severance costs. Given the nature of transaction and transition costs, and differences in these amounts from one acquisition to another, Vista Outdoor believes these costs are not indicative of operations of the company. The tax effect of the transaction and transition costs was calculated based on a blended statutory rate of 38 percent.

Free Cash Flow
Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures and excluding transaction, contingent consideration, CEO/CFO transition, reorganization, and acquisition claim settlement costs net of taxes incurred to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Year ended March 31, 2018	Year ended March 31, 2017	Projected Year Ending March 31, 2019
Cash provided by operating activities	$252,355	$158,401	$115,000-145,000
Capital expenditures	(66,627)	(90,665)	~(60,000)
Contingent consideration	3,371	—	—
Acquisition claim settlement gain	—	(30,027)	—
CEO/CFO transition costs paid to date	12,388	—	—
Reorganization	3,515	—	—
Transaction costs paid to date	1,239	3,720	—
Free cash flow	$206,241	$41,429	$55,000-85,000

EBITDA Margin
EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the company's core profitability and helps investors analyze underlying trends in the company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies.

Vista Outdoor has not reconciled EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Shooting Sports and Outdoor Products, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia, Australia, Canada, and Europe.

Forward-Looking Statements
Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the U.S. and Vista Outdoor’s other markets, including conditions affecting employment levels, consumer confidence and spending; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; use of social media to disseminate negative commentary and boycotts; reductions, unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with compliance and diversification into international and commercial markets; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state firearms and ammunition regulations; Vista Outdoor’s ability to execute its long-term growth strategy, including our ability to complete and realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats;  capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	QUARTERS ENDED		YEARS ENDED
(Amounts in thousands except per share data)	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Sales, net	$571,227	$578,753	$2,308,463	$2,546,892
Cost of sales	461,905	434,959	1,787,501	1,877,706
Gross profit	109,322	143,794	520,962	669,186
Operating expenses:
Research and development	7,550	8,618	29,663	32,769
Selling, general, and administrative	117,394	121,209	423,430	424,269
Acquisition claim settlement gain, net	—	—	—	(30,027)
Goodwill and intangibles impairment	124	—	152,444	449,199
Income (loss) before interest and income taxes	(15,746)	13,967	(84,575)	(207,024)
Interest expense, net	(11,758)	(11,013)	(49,214)	(43,670)
Income (loss) before income taxes	(27,504)	2,954	(133,789)	(250,694)
Income tax provision (benefit)	(11,582)	2,097	(73,557)	23,760
Net income (loss)	$(15,922)	$857	$(60,232)	$(274,454)
Earnings (loss) per common share:
Basic	$(0.28)	$0.02	$(1.05)	$(4.66)
Diluted	$(0.28)	$0.02	$(1.05)	$(4.66)
Weighted-average number of common shares outstanding:
Basic	57,310	56,929	57,167	58,911
Diluted	57,310	57,021	57,167	58,911

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	March 31, 2018	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$22,870	$45,075
Net receivables	421,763	450,715
Net inventories	382,278	562,795
Income tax receivable	3,379	25,658
Assets held for sale	200,440	—
Other current assets	27,962	25,604
Total current assets	1,058,692	1,109,847
Net property, plant, and equipment	277,207	272,346
Goodwill	657,536	857,631
Net intangible assets	592,279	708,530
Deferred charges and other non-current assets	29,122	28,393
Total assets	$2,614,836	$2,976,747
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$32,000	$32,000
Accounts payable	114,549	127,718
Accrued compensation	36,346	33,663
Federal excise tax	22,701	30,082
Liabilities held for sale	42,177	—
Other accrued liabilities	97,447	122,926
Total current liabilities	345,220	346,389
Long-term debt	883,399	1,089,252
Deferred income tax liabilities	66,196	160,765
Accrued pension and postemployment benefits	38,196	64,230
Other long-term liabilities	64,335	71,046
Total liabilities	1,397,346	1,731,682
Commitments and contingencies
Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding—57,431,299 shares at March 31, 2018 and 57,014,319 shares at March 31, 2017	574	571
Additional paid-in-capital	1,746,182	1,752,903
Accumulated deficit	(156,526)	(108,033)
Accumulated other comprehensive loss	(104,296)	(112,992)
Common stock in treasury, at cost—6,533,140 shares held at March 31, 2018 and 6,950,120 shares held at March 31, 2017	(268,444)	(287,384)
Total stockholders' equity	1,217,490	1,245,065
Total liabilities and equity	$2,614,836	$2,976,747

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Years Ended March 31
(Amounts in thousands)	2018	2017
Operating Activities
Net income (loss)	$(60,232)	$(274,454)
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	55,090	54,157
Amortization of intangible assets	34,669	39,622
Amortization of deferred financing costs	3,026	4,125
Goodwill and intangibles impairment	152,444	449,199
Deferred income taxes	(78,989)	(22,470)
Loss on disposal of property	129	239
Share-based compensation	9,299	12,648
Changes in assets and liabilities, net of acquisition of businesses:
Net receivables	5,733	63,101
Net inventories	155,526	(85,680)
Accounts payable	(1,633)	(54,055)
Accrued compensation	6,822	(17,928)
Accrued income taxes	24,915	(26,689)
Federal excise tax	(7,440)	2,437
Pension and other postretirement benefits	(22,850)	1,006
Other assets and liabilities	(24,154)	13,143
Cash provided by operating activities	252,355	158,401
Investing Activities
Capital expenditures	(66,627)	(90,665)
Acquisitions of businesses, net of cash acquired	—	(458,149)
Proceeds from the disposition of property, plant, and equipment	128	135
Cash used for investing activities	(66,499)	(548,679)
Financing Activities
Borrowings on line of credit	250,000	555,000
Repayments of line of credit	(425,000)	(380,000)
Proceeds from issuance of long-term debt	—	307,500
Payments made on long-term debt	(32,000)	(32,000)
Payments made for debt issue costs	(1,879)	(3,660)
Purchase of treasury shares	—	(151,850)
Deferred payments for acquisitions	(1,348)	(7,136)
Proceeds from employee stock compensation plans	4,824	75
Shares withheld for payroll taxes	(3,147)	(3,713)
Cash provided by (used for) financing activities	(208,550)	284,216
Effect of foreign currency exchange rate fluctuations on cash	489	(555)
Decrease in cash and cash equivalents	(22,205)	(106,617)
Cash and cash equivalents at beginning of year	45,075	151,692
Cash and cash equivalents at end of year	$22,870	$45,075